UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2008
KORN/FERRY INTERNATIONAL
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-14505 (Commission File Number)	95-2623879 (IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600 Los Angeles, California (Address of Principal Executive Offices)	90067 (Zip Code)
Registrant’s telephone number, including area code: (310) 552-1834
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e)
     On July 14, 2008, Korn/Ferry International (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Paul C. Reilly, Executive Chairman of the Board, extending Mr. Reilly’s employment for another year, July 1, 2008 through June 30, 2009. The Letter agreement modifies certain of the terms of Mr. Reilly’s employment agreement (“Employment Agreement”), dated April 24, 2007.
     Pursuant to the terms of the Letter Agreement, Mr. Reilly’s annual base salary will continue to be $500,000 and Mr. Reilly will have a target bonus opportunity of $750,000 with an opportunity to earn additional bonus amounts, as determined by the Compensation Committee of the Board, for critical special assignments. If Mr. Reilly’s employment is terminated by the Board or Mr. Reilly, for any reason other than cause, Mr. Reilly will be entitled to compensation through the date of termination, including a pro-rated bonus for the year of termination as determined by the Compensation Committee of the Board. If Mr. Reilly’s employment is terminated for cause, Mr. Reilly will only be paid his accrued salary through the date of termination. If Mr. Reilly’s employment is terminated by death or disability, the Company will pay to Mr. Reilly or his representative accrued salary and a pro-rated target bonus for the year of termination. Except as noted above, Mr. Reilly’s existing Employment Agreement continues to remain in effect, including the restrictive covenants set forth therein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL (Registrant)
Date: July 14, 2008	/s/ Peter L. Dunn
(Signature)
	Name:	Peter L. Dunn
	Title:	General Counsel and Corporate Secretary